FORM 8-A

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                For registration of certain classes of securities
                     pursuant to section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                                EDG CAPITAL, INC.
             (Exact name of registrant as specified in its charter)

         New York                                         11-3023098
 (State of incorporation                               (I.R.S. Employer
     or organization)                                 Identification No.)

   23 Great Rock Drive, Wading River, New York                  11792
    (Address of principal executive offices)                  (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities to be registered' pursuant to Section 12(b) of the Act:

       Title of each class                Name of each exchange on which
     to be so registered: N/A           each class is to be registered:  N/A

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $.001 per share



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Item 1.  Description of Registrant's Securities to be Registered.

     The title of the class of securities being registered is Common Stock, par value $.001 per share (the "Common Stock").

     EDG Capital, Inc. (the "Company") is authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.

     Holders of Common Stock are entitled to receive ratably those dividends, if any, as the Board of Directors may declare out of funds legally available for the payment of dividends. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to receive ratably the net assets of the Company after the payment of all debts and liabilities.

     Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of such preferred stock, if any, that the Company may authorize, designate and issue in the future.

Item 2.  Exhibits

3.1 Certificate of Incorporation - incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-18 (SEC File No. 33-37674-NY).

3.2 By-Laws - incorporated by reference to Exhibit 3.2 to Registration Statement on Form S- 18 (SEC File No. 33-37674-NY).

4.1  Specimen Common Stock Certificate.

13.1 Annual Report on Form 10KSB, for the fiscal year ended June 30, 1999, filed on September 10, 1999 - incorporated by reference (SEC File No. 033-37674-NY).

13.2 Quarterly Report on Form 10QSB, for the quarterly period ended March 31, 2000, filed on May 15, 2000 - incorporated by reference (SEC File No. 033-37674-NY).


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     Pursuant to the requirements of Section 12 of the Securities and Exchange
Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly notarized.


                                              EDG Capital, Inc.

Date:   May 19, 2000                          By:  /s/ Linda Green
                                                     ---------------------------
                                                     Linda Green, President and
                                                     Principal Financial Officer